Exhibit 99.1

NEWS RELEASE Contacts: Union Drilling, Inc. Christopher D. Strong, CEO Tina Castillo, CFO 817-735-8793

FOR IMMEDIATE RELEASE
DRG&L
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2011 FOURTH QUARTER RESULTS

FORT WORTH, Texas, March 7, 2012 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three month and full year periods ended December 31, 2011.

Revenues for the fourth quarter of 2011 were $68.2 million compared to $58.2 million in the fourth quarter of 2010. The Company reported net income of $2.1 million for the quarter, or $0.09 per share, compared to a net loss of $0.3 million, or $0.01 per share, during the prior year period. Union Drilling’s 2011 fourth quarter results included a $2.7 million pre-tax, or $0.09 per share after tax, gain on disposal of assets associated with the auction of 31 of its smaller rigs and related equipment. 2010 fourth quarter results included a $1.2 million pre-tax gain on sale of spare equipment, which added $0.03 to after-tax earnings per share.

EBITDA for the fourth quarter of 2011 totaled $15.9 million compared to $12.4 million reported in the same period last year. Adjusted EBITDA, which excludes the gain on disposal of assets for both periods, totaled $13.2 million compared to $11.2 million in the prior year period. For additional information regarding EBITDA and Adjusted EBITDA as non-GAAP financial measures, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “We had solid financial and operating results in the second half of 2011 and we’re well positioned to build on that foundation in 2012. In December, we completed the auction of 31 older, smaller rigs, which in many ways represents the culmination of our six year transition to a fleet of premium, modern rigs. That fleet, combined with our experienced, knowledgeable crews, is allowing us to increase our customer exposure to major and large independent E&P companies primarily focused on deep horizontal drilling in oil and natural gas bearing formations.

“In response to market conditions, we continue to reposition our fleet in the oil and liquids-rich plays that have proximity to our existing operating regions, such as the Granite Wash, Mississippi Lime and Utica. Most of our rigs in Texas are already drilling for oil and by summer, the majority of our rigs in the Arkoma will be targeting oil in Oklahoma and southern Kansas. In Appalachia, we have rigs drilling liquids-rich Marcellus Shale in southwestern Pennsylvania and northern West Virginia and I anticipate we will be drilling horizontal Utica wells in Ohio later this year.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the fourth quarter of 2011 was 84.2%, up from 58.5% in the fourth quarter of 2010 (“year-over-year”), and 59.4% in the third quarter of 2011 (“sequential”). The significant increase in utilization was primarily due to the removal of 20 mostly idle rigs from the Company’s marketed rig count in the fourth quarter in preparation for the December auction. Revenue days totaled 3,925, up 3% year-over-year and up 1% sequentially.

Average revenue per revenue day was $17,383, up 14% year-over-year and essentially flat compared to the third quarter of 2011. Operating expenses per revenue day for the fourth quarter of 2011 were $12,003 per revenue day, up 15% year-over-year and 2% sequentially.

Drilling margins totaled $21.1 million, or 31% of revenues, compared year-over-year to 31% of revenues, and compared sequentially to 32% of revenues. Average drilling margin per revenue day totaled $5,380 for the fourth quarter of 2011, up 13% year-over-year, and down 2% sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2011 Results

For the twelve months ended December 31, 2011, Union Drilling reported a net loss of $5.4 million, or $0.23 per share, on revenues of $250.9 million, compared to a net loss of $16.1 million, or $0.69 per share, on revenues of $192.5 million in 2010. 2011 EBITDA increased to $46.2 million compared to $26.0 million in 2010. The 2011 gain on disposal of assets increased EBITDA by $3.8 million and increased net income by $2.9 million, or $0.13 per share.

Drilling margin for 2011 totaled $71.8 million, or 29% of revenues, compared to $49.2 million, or 26% of revenues, in 2010. The Company totaled 14,772 revenue days on 61.5% utilization for the year versus 12,735 revenue days on 49.1% utilization last year. Revenue and drilling margin averaged $16,984 and $4,862, respectively, per revenue day in 2011 compared to $15,119 and $3,863 in 2010.

Conference Call

Union Drilling’s management team will hold a conference call on Thursday, March 8, 2012, at 10:00 a.m. Eastern time. To participate in the call, dial (480) 629-9818 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through March 15, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4506317#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently markets 50 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Total revenues	$68,228	$58,173	$250,891	$192,539
Cost and expenses
Operating expenses	47,110	39,916	179,066	143,348
Depreciation and amortization	12,106	12,404	50,846	49,932
Impairment charge	—	—	808	—
General and administrative	7,930	6,895	29,453	24,589

Total cost and expenses	67,146	59,215	260,173	217,869

Operating income (loss)	1,082	(1,042)	(9,282)	(25,330)
Interest expense	(428)	(293)	(1,488)	(1,005)
Gain on disposal of assets	2,706	1,164	3,774	1,351
Other income (expense)	42	(128)	58	2

Income (loss) before income taxes	3,402	(299)	(6,938)	(24,982)
Income tax expense (benefit)	1,340	14	(1,587)	(8,914)

Net income (loss)	$2,062	$(313)	$(5,351)	$(16,068)

Earnings (loss) per common share:
Basic	$0.09	$(0.01)	$(0.23)	$(0.69)

Diluted	$0.09	$(0.01)	$(0.23)	$(0.69)

Weighted-average common shares outstanding:
Basic	23,126,833	23,182,345	23,172,709	23,167,131

Diluted	23,195,766	23,182,345	23,172,709	23,167,131

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$68,228	$58,173	$250,891	$192,539
Operating expenses	$47,110	$39,916	$179,066	$143,348
Drilling margins	$21,118	$18,257	$71,825	$49,191
Revenue days	3,925	3,824	14,772	12,735
Marketed rig utilization	84.2%	58.5%	61.5%	49.1%
Revenue per revenue day	$17,383	$15,212	$16,984	$15,119
Operating expenses per revenue day	$12,003	$10,438	$12,122	$11,256
Drilling margin per revenue day	$5,380	$4,774	$4,862	$3,863

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$7	$4
Accounts receivable (net of allowance for doubtful accounts of $1,409 and $153 at December 31, 2011 and 2010, respectively)	45,387	30,880
Inventories	832	1,252
Income tax recoverable	368	1,023
Prepaid expenses, deposits and other receivables	3,027	2,112
Deferred taxes	1,239	1,186

Total current assets	50,860	36,457
Intangible assets (net of accumulated amortization of $1,221 and $920 at December 31, 2011 and 2010, respectively)	979	1,280
Property, buildings and equipment (net of accumulated depreciation of $212,173 and $239,362 at December 31, 2011 and 2010, respectively)	289,429	263,210
Other assets	743	42

Total assets	$342,011	$300,989

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,513	$13,076
Current portion of notes payable for equipment	120	173
Financed insurance premiums	1,057	909
Accrued expense and other liabilities	10,811	10,675

Total current liabilities	33,501	24,833
Revolving credit facility	67,813	30,054
Long-term notes payable for equipment	70	—
Deferred taxes	42,972	44,089
Customer advances and other long-term liabilities	—	257

Total liabilities	144,356	99,233
Stockholders' equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,228,816 shares and 25,182,345 shares issued at December 31, 2011 and 2010, respectively	252	252
Additional paid in capital	172,465	170,788
Retained earnings	35,828	41,179
Treasury stock; 2,080,700 and 2,000,000 shares at December 31, 2011 and 2010, respectively	(10,890)	(10,463)

Total stockholders’ equity	197,655	201,756

Total liabilities and stockholders’ equity	$342,011	$300,989

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Calculation of EBITDA:
Net income (loss)	$2,062	$(313)	$(5,351)	$(16,068)
Impairment charge	—	—	808	—

Net income (loss) excluding impairment charge	2,062	(313)	(4,543)	(16,068)
Interest expense	428	293	1,488	1,005
Income tax expense (benefit)	1,340	14	(1,587)	(8,914)
Depreciation and amortization	12,106	12,404	50,846	49,932

EBITDA	15,936	12,398	46,204	25,955
Gain on sale of equipment	2,706	1,164	3,774	1,351

Adjusted EBITDA	$13,230	$11,234	$42,430	$24,604

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Calculation of drilling margin:
Operating income (loss)	$1,082	$(1,042)	$(9,282)	$(25,330)
Depreciation and amortization	12,106	12,404	50,846	49,932
Impairment charge	—	—	808	—
General and administrative	7,930	6,895	29,453	24,589

Drilling margin	$21,118	$18,257	$71,825	$49,191
Revenue days	3,925	3,824	14,772	12,735
Drilling margin per revenue day	$5,380	$4,774	$4,862	$3,863